UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[  ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[  ] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material under §240.14a-12

 DELAWARE WILSHIRE PRIVATE MARKETS MASTER FUND

DELAWARE WILSHIRE PRIVATE MARKETS FUND

DELAWARE WILSHIRE PRIVATE MARKETS TENDER FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[  ] Fee paid previously with preliminary materials.

[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DELAWARE WILSHIRE PRIVATE MARKETS MASTER FUND
DELAWARE WILSHIRE PRIVATE MARKETS FUND

DELAWARE WILSHIRE PRIVATE MARKETS TENDER FUND

One Freedom Valley Drive

Oaks, Pennsylvania 19456

February [●], 2024

Dear Shareholder,

We are writing to inform you of the upcoming joint special meeting of shareholders (the “Special Meeting”) of Delaware Wilshire Private Markets Master Fund (the “Master Fund”), Delaware Wilshire Private Markets Fund and Delaware Wilshire Private Markets Tender Fund (the “Feeder Funds”) (the Feeder Funds and Master Fund, together, the “Funds”). At the Special Meeting, shareholders will have the opportunity to vote on an important proposal affecting the Funds. The Special Meeting will be held on February 29, 2024, at 10:00 a.m. Eastern time at the offices of SEI Investments, One Freedom Valley Drive, Oaks, PA 19456.

Each of the Funds is a closed-end management investment company organized as a Delaware statutory trust. The Feeder Funds operate as feeder funds in a master-feeder fund arrangement with the Master Fund. As feeder funds, the Feeder Funds seek to achieve their investment objective by investing substantially all of their assets in the Master Fund, which has the same investment objective as the Feeder Funds. Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Feeder Funds’ voting rights with respect to the Master Fund interests held by the Feeder Funds must be passed through to the Feeder Funds’ own shareholders. Therefore, as indicated below, you are being asked to vote on the following proposal applicable to both the Feeder Funds and the Master Fund (the “Proposal”):

•	To approve an investment management agreement appointing Wilshire Advisors LLC (“Wilshire”) as the investment adviser to the Master Fund and the Feeder Funds (the “New Advisory Agreement”).

The Board of Trustees of each Fund believes that the approval of the proposal is in the best interests of each Fund and its shareholders, and has unanimously approved, and recommends that you vote FOR, the Proposal.

The question and answer section that follows briefly discusses the Proposal. The Proposal will not result in changes to any Fund’s portfolio managers, contractual management fee rate or investment objective, strategy, risks or restrictions. Please review and consider the enclosed materials carefully, and then please take a moment to vote. Detailed information about the Proposal is contained in the enclosed Proxy Statement.

Your vote is important no matter how many shares you own. Voting your shares early will help prevent costly follow-up mail and telephone solicitation.

You may choose one of the following options to authorize a proxy to vote your shares (which is commonly known as proxy voting) or to vote in person at the meeting:

•	Mail: Complete and return the enclosed proxy card.

•	Internet: Access the website shown on your proxy card and follow the online instructions.

•	Telephone (automated service): Call the toll-free number shown on your proxy card and follow the recorded instructions.

•	In person: Attend the Special Meeting.

Thank you for your response and for your continued investment in the Funds.

Sincerely,

/s/ Michael Beattie
Michael Beattie
President of the Funds

NOTICE OF JOINT SPECIAL MEETING OF SHAREHOLDERS

DELAWARE WILSHIRE PRIVATE MARKETS MASTER FUND
DELAWARE WILSHIRE PRIVATE MARKETS FUND

DELAWARE WILSHIRE PRIVATE MARKETS TENDER FUND

One Freedom Valley Drive

Oaks, Pennsylvania 19456

NOTICE IS HEREBY GIVEN that a joint special meeting of the shareholders of Delaware Wilshire Private Markets Master Fund (the “Master Fund”), Delaware Wilshire Private Markets Fund and Delaware Wilshire Private Markets Tender Fund (the “Feeder Funds”) (the Feeder Funds and Master Fund, together, the “Funds”) will be held on February 29, 2024, at 10:00 a.m. Eastern time at the offices of SEI Investments, One Freedom Valley Drive, Oaks, PA 19456 (the “Special Meeting”).

At the Special Meeting, shareholders of the Funds will be asked to consider and vote upon the following proposal (the “Proposal”) and transact such other business as may be properly brought before the Special Meeting (and any adjournments or postponements thereof):

•	To approve an investment management agreement appointing Wilshire Advisors LLC (“Wilshire”) as the investment adviser to the Master Fund and the Feeder Funds (the “New Advisory Agreement”).

The Board of Trustees of each Fund believes that the approval of the proposal is in the best interests of each Fund and its shareholders, and has unanimously approved, and recommends that you vote FOR, the Proposal.

The Master Fund and the Feeder Funds operate pursuant to a master-feeder structure in which the Feeder Funds invest substantially all of their assets in the Master Fund. As a shareholder of the Master Fund, each Feeder Fund has been asked to vote on the proposal described in this proxy statement as it relates to the Master Fund. Pursuant to relevant provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), each Feeder Fund must (i) pass through to the Feeder Fund’s own shareholders voting rights with respect to the interest in the Master Fund that the Feeder Fund holds and (ii) vote its interest in the Master Fund in accordance with the voting instructions of the Feeder Fund’s shareholders. As a result, in addition to your vote on this proposal as it relates to the Feeder Funds, the Board of each of the Feeder Funds needs, and you are being asked to provide, your voting instructions on this matter as they relate to how each Feeder Fund should vote its interest in the Master Fund.

The Proposal is discussed in greater detail in the enclosed joint proxy statement. Please read the joint proxy statement carefully for information concerning the Proposal. The enclosed materials contain this Notice of Joint Special Meeting of Members (the “Notice”), the joint proxy statement and proxy card(s)/voting instruction form(s). A proxy card/voting instruction form is, in essence, a ballot. When you vote your proxy, it tells us how you wish to vote on important issues relating to the applicable Fund. If you complete, sign and return the proxy card(s)/voting instruction form(s), we will vote the card(s)/form(s) as you indicated. If you simply sign, date and return the enclosed proxy card(s)/voting instruction form(s), but do not specify a vote, your proxy will be voted FOR the Proposal.

Shareholders of record of the Funds at the close of business on the record date, January 26, 2024, are entitled to notice of the proxy solicitation and to vote at the Special Meeting and any adjournments or postponements thereof.

By Order of the Board of Trustees,

/s/ Michael Beattie
Michael Beattie
President of the Funds

TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING	[XX]
PROXY STATEMENT	[XX]
QUESTIONS AND ANSWERS	[XX]
PROPOSAL: APPROVAL OF A NEW INVESTMENT ADVISORY AGREEMENT WITH WILSHIRE ADVISORS LLC	[XX]
ADDITIONAL INFORMATION	[XX]

PROXY STATEMENT

February [●], 2024

DELAWARE WILSHIRE PRIVATE MARKETS MASTER FUND
DELAWARE WILSHIRE PRIVATE MARKETS FUND

DELAWARE WILSHIRE PRIVATE MARKETS TENDER FUND

One Freedom Valley Drive

Oaks, PA 19456

This Proxy Statement is being provided to you on behalf of the Boards of Trustees (collectively, the “Board”) of Delaware Wilshire Private Markets Master Fund (the “Master Fund”), Delaware Wilshire Private Markets Fund and the Delaware Wilshire Private Markets Tender Fund (together, the “Feeder Funds”) (the Feeder Funds and Master Funds together, the “Funds”), in connection with the Funds’ solicitation of their shareholders’ proxies for use at a special joint meeting of shareholders of the Funds on February 29, 2024, at 10:00 a.m. Eastern time at the offices of SEI Investments, One Freedom Valley Drive, Oaks, PA 19456 (the “Special Meeting”).

The Feeder Funds operate as feeder funds in a master-feeder fund arrangement with the Master Fund. Each of the Funds is a closed-end management investment company organized as a Delaware statutory trust. Pursuant to the master-feeder fund arrangement, each of the Feeder Funds seeks to achieve its investment objective by investing substantially all of its assets in the Master Fund, which has the same investment objective as the Feeder Funds.

As a shareholder of the Master Fund, each Feeder Fund has been asked to vote on the proposal described in this proxy statement as it relates to the Master Fund. Pursuant to relevant provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), each Feeder Fund must (i) pass through to the Feeder Fund’s own shareholders voting rights with respect to the interest in the Master Fund that the Feeder Fund holds and (ii) vote its interest in the Master Fund in accordance with the voting instructions of the Feeder Fund’s shareholders. As a result, in addition to your vote on this proposal as it relates to the Feeder Funds, the Board of each of the Feeder Funds needs, and you are being asked to provide, your voting instructions on this matter as they relate to how each Feeder Fund should vote its interest in the Master Fund.

As of January 26, 2024, Delaware Wilshire Private Markets Fund owned [●]% of the Master Fund and Delaware Wilshire Private Markets Tender Fund owned [●]% of the Master Fund.

Delaware Management Company, a series of Macquarie Investment Management Business Trust (“Macquarie”), currently serves as the investment adviser to the Funds. Wilshire Advisors LLC (“Wilshire”) currently serves as the sub-adviser to the Funds.

You are being asked to vote on the following proposal applicable to both the Feeder Funds and the Master Fund (the “Proposal”):

•	To approve an investment management agreement appointing Wilshire as the investment adviser to the Master Fund and the Feeder Funds (the “New Advisory Agreement”).

We anticipate that the notice of Special Meeting of shareholders, this Proxy Statement, and the proxy card (collectively, the “Proxy Materials”) will be mailed to shareholders beginning on or about February [●], 2024

Please read the Proxy Statement before voting on the Proposal. If you need additional copies of this Proxy Statement or the proxy card, please contact EQ Fund Solutions toll-free at (877) 361-7971 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Additional copies of this Proxy Statement will be delivered to you promptly upon request. To obtain directions to attend the Special Meeting, please call (877) 361-7971. Shareholders of record of the Funds at the close of business on the record date, January 26, 2024 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. As of the Record Date, the Funds have the following number of shares outstanding:

Fund	Shares Outstanding as of the Record Date
Delaware Wilshire Private Markets Master Fund	[●]
Delaware Wilshire Private Markets Fund	[●]
Delaware Wilshire Private Markets Tender Fund	[●]

Each full share entitles its holder to one vote at the Special Meeting. Each Fund’s shareholders will vote separately on the Proposal.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on February 29, 2024

The Notice of Special Meeting and Proxy Statement are available at: https://vote.proxyonline.com/delaware/docs/DelawareWilshire2024.pdf

Questions and Answers

We encourage you to read the full text of the enclosed Proxy Statement, but, for your convenience, we have provided a brief overview of the Proposal.

Q.	Why am I receiving this Proxy Statement?

A.	You are receiving this Proxy Statement because you were a shareholder of one or both of the Feeder Funds on the Record Date and, therefore, have the right to vote on an important Proposal concerning the Funds.

Q.	What is the Proposal about?

A.	You are being asked to approve the New Advisory Agreement among the Feeder Funds, the Master Fund, and Wilshire, appointing Wilshire as the investment adviser of the Funds. Wilshire currently serves as the sub-adviser to the Funds pursuant to a sub-advisory agreement dated January 8, 2021. Macquarie currently serves as the investment adviser to the Funds. If the Proposal is approved (subject to certain conditions), Macquarie will resign pursuant to its investment advisory agreement with the Funds, and the sub-advisory agreement with Wilshire (the “Existing Advisory Agreements”) will be terminated and the New Advisory Agreement will become effective immediately after the close of business on February 29, 2024. Under the 1940 Act, the New Advisory Agreement cannot take effect for the Funds unless it is approved by a majority of the shareholders of the Funds (as defined under the 1940 Act).

Q.	What effect will the New Advisory Agreement have on the Funds compared to the Existing Advisory Agreements?

A.	The terms and conditions, including the total advisory fees, will be substantially the same between the Existing Advisory Agreements and the New Advisory Agreement, except that Wilshire will be the sole investment adviser to the Funds, and there will be no sub-adviser. The commencement and termination dates of the New Advisory Agreement will be different, and the New Advisory Agreement will be modified to remove references to Macquarie.

Q.	Why is the Board recommending the approval of the New Advisory Agreement?

A.	The Proposal follows a strategic review by Macquarie of its business interests and the ongoing viability of the Funds, during which Macquarie considered various options for the Funds. Macquarie, Wilshire and the Board believe that the Proposal, and approval of the New Advisory agreement, will permit shareholders to continue their investment in the Funds and continue to participate in an investment program with the same investment objectives, strategies and portfolio management team. Accordingly, the Board believes that the approval of the New Advisory Agreement is in the best interests of the Funds and their shareholders. If the Proposal is approved (subject to certain conditions), Macquarie will resign as the Funds’ investment adviser, and Wilshire will be the Funds’ new investment adviser. Wilshire and the Board do not believe there will be any reduction in the level or quality of services that the Funds will receive with Wilshire as the sole investment adviser, compared to the services the Funds currently receive from Macquarie and Wilshire. The primary condition to Macquarie’s agreement to resign as the Fund’s investment adviser is that Macquarie’s shares in the Funds will be fully repurchased by the Funds in connection with the Funds’ current tender offer, as discussed below.

Q.	Who will pay for the proxy solicitation and related legal costs?

A.	Wilshire will pay for the proxy solicitation and related legal costs, including the printing and mailing of the Proxy Statement and related materials. The estimated costs for preparing, printing, and mailing the Proxy Statement and soliciting shareholder votes will be approximately $[40,000].

Q.	What will happen if Shareholders do not approve the Proposal?

A.	Approval of the Proposal requires the vote of a majority of the outstanding shares of each Fund, as defined under the 1940 Act. If shareholders do not approve the Proposal with respect to a Fund, Macquarie will continue to serve as the Fund’s investment adviser pursuant to the existing investment advisory agreement dated September 11, 2020 and Wilshire will continue to serve as the Fund’s investment sub-advisor pursuant to the existing sub-advisory agreement dated January 8, 2021. The Board will take such action as it deems necessary and in the best interests of the Funds and its shareholders, which may include re-submitting the New Advisory Agreement to shareholders for approval.

Each Fund will each vote separately on the Proposal applicable to such Fund. This means that approval of the New Advisory Agreement by shareholders of one Fund is not contingent upon approval of the New Advisory Agreement by shareholders of the other Funds. However, in practice, given that the Feeder Funds own approximately [99%] of the Master Fund and each Feeder Fund is passing through to the Feeder Fund’s own shareholder voting rights with respect to the interest in the Master Fund it holds and voting its Master Fund interest in accordance with the voting instructions of the Feeder Fund’s shareholders, it is unlikely there will be a different result between the Feeder Funds and the Master Fund.

PROPOSAL:
APPROVAL OF A NEW INVESTMENT ADVISORY AGREEMENT
WITH WILSHIRE ADVISORS LLC

Shareholders of each Fund are being asked to approve the New Advisory Agreement appointing Wilshire as the investment adviser of the Funds.

Existing Advisory Agreements

The New Advisory Agreement would replace the Existing Advisory Agreements, which appointed Macquarie as the investment adviser of the Funds and appointed Wilshire as the sub-adviser to the Funds. Macquarie was first appointed investment adviser to the Funds pursuant to an investment advisory agreement dated September 11, 2020, which agreement was initially approved by the Funds’ sole initial shareholder and the Board for a two-year term on March 19, 2020 and has been renewed by the Board annually after the initial term pursuant to the terms of that agreement. Wilshire has served as sub-adviser to the Funds since the inception of the Funds. The current sub-advisory agreement between Macquarie and Wilshire is dated January 8, 2021 and was approved by the Board and by the Funds’ shareholders, and has been renewed by the Board annually after the initial term pursuant to the terms of that agreement. The Board of the Funds most recently renewed the Existing Advisory Agreements at a Board meeting on June 21-22, 2023.

The Existing Advisory Agreements provide for the following fees:

Fund	Advisory Fee Rate (Payable to Macquarie)	Sub-Advisory Fee Rate (Payable to Wilshire by Macquarie from its Advisory Fee)
Delaware Wilshire Private Markets Master Fund	1.25%	0.50%
Delaware Wilshire Private Markets Fund	0%	0%
Delaware Wilshire Private Markets Tender Fund	0%	0%

As disclosed in the Funds’ prospectuses, Macquarie has contractually agreed to waive fees and/or to reimburse expenses to the extent necessary to keep each Feeder Fund’s total operating expenses from exceeding 2.50% of the Fund’s average daily net assets until August 1, 2024 (“Expense Waiver”), subject to certain excluded expenses. After giving effect to the Expense Waiver, the Funds paid the following advisory fees with respect to the most recent fiscal year ended March 31, 2023:

Fund	Net Advisory Fees Paid
Delaware Wilshire Private Markets Master Fund	$0
Delaware Wilshire Private Markets Fund	$0
Delaware Wilshire Private Markets Tender Fund	$0

Background and Rationale for Appointment of Wilshire

The Proposal follows a strategic review by Macquarie of its business interests and the ongoing viability of the Funds, during which Macquarie considered various options for the Funds. After discussions among the relevant parties, Macquarie, Wilshire and the Board believe that the Proposal, and approval of the New Advisory agreement, is the best option for the Funds and its shareholders as it will permit shareholders to continue their investment in the Funds and continue to participate in an investment program with the same investment objectives, strategies and portfolio management team. Further, Wilshire and the Board do not believe there will be any reduction in the level or quality of services that the Funds will receive with Wilshire as the sole investment adviser, compared to the services the Funds currently receive from Macquarie and Wilshire.

As part of Wilshire becoming the sole investment adviser to the Funds, each Fund is conducting a tender offer to its shareholders the primary purpose of which is to allow shareholders, including an affiliate of Macquarie, to redeem from the Funds prior to Wilshire becoming the sole investment adviser. As part of this tender offer process, an affiliate of Macquarie, the largest shareholder of the Funds, intends to request the Funds repurchase all of its shares in the tender offer. The Funds expect that the cash needed to satisfy the repurchase of the tendered shares will be provided by a combination of new subscriptions for shares of the Funds by clients of an unaffiliated investment adviser and by Wilshire.

If the proposal is approved, Wilshire will serve as the Funds’ sole investment adviser, and Macquarie will resign as the Funds’ adviser, each effective immediately after the close of business on February 29, 2024.

The New Advisory Agreement and Comparison of the Existing Advisory Agreement and the New Advisory Agreement

The New Advisory Agreement is substantially identical to the existing investment advisory agreement for Macquarie (the “Macquarie Advisory Agreement”), except for references to Macquarie. Importantly, the proposed New Advisory Agreement does not change any Fund’s contractual advisory fee rate. The contractual advisory fee rate is shown above. In addition, Wilshire has committed to continuing the Funds’ Expense Waiver, discussed above, until at least March 1, 2025.

The terms of the New Advisory Agreement are summarized below, and any material differences between the Macquarie Advisory Agreement and the New Advisory Agreement are described below. Please also review the complete text of the New Advisory Agreement, which is attached as Appendix A. The form of the New Advisory Agreement is marked to show the changes from the Macquarie Advisory Agreement.

Fees. There would be no change in the investment advisory fees payable by the Funds to the Adviser under the proposed New Advisory Agreement. The advisory fee rates are shown in the table above. The investment advisory fee is paid at the Master Fund level; no advisory fee is paid by the Feeder Funds. In addition, Wilshire has committed to continuing the Funds’ Expense Waiver, discussed above, until at least March 1, 2025.

Investment Advisory Services. There would be no practical change in the investment advisory services provided to the Funds by Wilshire under the proposed New Advisory Agreement. The proposed New Advisory Agreement and the Macquarie Advisory Agreement require Wilshire (via delegation by Macquarie pursuant to the Macquarie Advisory Agreement) to manage the assets and liabilities of the Funds and to manage the day-to-day business and affairs of the Funds, subject to the oversight of the Board and Macquarie. The only difference is that Wilshire currently manages the Funds subject to the supervision of Macquarie, and, if the Proposal is approved, and subject to certain other conditions, Macquarie will resign as the investment adviser to the Funds.

Duration and Termination. The New Advisory Agreement will become effective upon the approval of the Proposal by the Funds’ shareholders. The New Advisory Agreement has the same duration and termination provisions as the Macquarie Advisory Agreement. The New Advisory Agreement, like the Macquarie Advisory Agreement, will remain in effect for an initial period of two years, unless sooner terminated. After the initial two-year period, continuation of the New Advisory Agreement from year to year is subject to annual approval by the Board, including at least a majority of the Independent Trustees.

The New Advisory Agreement may be terminated by the Funds, without the payment of any penalty, by (i) by a vote of the Board or (ii) with respect to the Funds, upon the affirmative vote of a majority of the outstanding voting securities of the Funds. It may also be terminated at any time upon not more than 60 days’ written notice by the Wilshire, without the payment of any penalty, and shall automatically terminate in the event of its assignment.

Brokerage Policies. The New Advisory Agreement, like the Macquarie Advisory Agreement, authorizes Wilshire (via delegation by Macquarie pursuant to the Macquarie Advisory Agreement) to select the brokers or dealers that will execute the purchases and sales of securities of the Fund (if any) and directs Wilshire to seek for the Funds the most favorable execution and net price available under the circumstances. Wilshire may cause the Funds to pay a broker a commission more than that which another broker might have charged for effecting the same transaction, in recognition of the value of the brokerage and research and other services provided by the broker to Wilshire.

Payment of Expenses. Under the New Advisory Agreement, like the Macquarie Advisory Agreement, Wilshire, as investment adviser, agrees to bear all of its expenses in connection with the performance of its services under the New Advisory Agreement, including provision of personnel, office space, and equipment reasonably necessary to provide investment advisory services to the Funds.

Limitations of Liability. There would be no change in the provisions regarding limitation of liability under the proposed New Advisory Agreement as compared to the Macquarie Advisory Agreement. The proposed New Advisory Agreement provides that, in the absence of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Agreement, the adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any shareholders in connection with the matters to which the agreement relates.

Use of Names. The New Advisory Agreement grants a license to the Funds to use Wilshire’s name under certain circumstances. The Macquarie Advisory Agreement also provided the Funds with a license to use Macquarie’s name under certain circumstances. Because Macquarie will not continue as the Funds’ investment adviser if the Proposal is approved, the New Advisory Agreement does not provide for a license to the Funds to use Macquarie’s name.

Amendments. There would be no change in the provisions addressing amendments under the proposed New Advisory Agreement as compared to the Macquarie Advisory Agreement. The proposed New Advisory Agreement provides that no provision of the Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and in accordance with the 1940 Act.

Board Considerations in Approving the New Advisory Agreement

The Board of the Funds, including a majority of the Trustees who are not parties to the New Advisory Agreement or “interested persons” of any party thereto, as defined in the 1940 Act (the “Independent Trustees”), approved the New Advisory Agreement on January 31, 2024 (the “Board Meeting”). The Board Meeting was held to decide whether to approve the New Advisory Agreement for an initial two-year term. The Board Meeting was held via videoconference in reliance on relief provided in orders issued by the Securities and Exchange Commission on March 13, 2020, March 25, 2020 and June 19, 2020 from 1940 Act sections and rules requiring that certain votes of a fund’s board of trustees be cast in person due to circumstances related to the current or potential effects of the COVID-19 pandemic.

In preparation for the Board Meeting, the Trustees requested that Wilshire and Macquarie furnish information necessary to evaluate the terms of the New Advisory Agreement. The Trustees also took into account their prior findings and conclusions at the most recent annual renewal of the Existing Advisory Agreements at a meeting of the Board held on June 21-22, 2023 (the “June Board Meeting”). Prior to the Board Meeting, counsel to the Independent Trustees of the Funds reviewed the information provided and submitted a request for additional information to Wilshire, and information was provided in response to this request. The Independent Trustee met to review and discuss this information prior to the Board Meeting. The Trustees used this information, as well as other information that Macquarie, Wilshire and other service providers of the Funds presented or submitted to the Board at the Board Meeting and at the June Board Meeting, to help them decide whether to approve the New Advisory Agreement for an initial two-year term.

Specifically, the Board requested and received written materials from Wilshire, Macquarie and other service providers of the Funds, or took into account such information received at the June Board Meeting, regarding: (i) the nature, extent and quality of the services to be provided by Wilshire; (ii) Wilshire’s investment management personnel; (iii) Wilshire’s operations and financial condition; (iv) Wilshire’s brokerage practices (including any soft dollar arrangements) and investment strategies; (v) the Funds’ proposed advisory fees to be paid to Wilshire and the Funds’ overall fees and operating expenses compared with peer groups of funds; (vi) Wilshire’s compliance program, including a description of any material compliance matters and any material compliance violations; (vii) Wilshire’s potential economies of scale with respect to the Funds; (viii) Wilshire’s policies on and compliance procedures for personal securities transactions; (ix) Wilshire’s investment experience; and (x) information about the Funds’ performance.

Representatives from Wilshire and Macquarie, along with other Fund service providers, presented additional information and participated in question and answer sessions at the Board Meeting to help the Trustees evaluate Wilshire’s services, fee and other aspects of the New Advisory Agreement. The Independent Trustees received advice from independent counsel and met in executive session outside the presence of Fund management and Macquarie.

At the Board Meeting, the Trustees, including a majority of the Independent Trustees, based on their evaluation of the information provided by Macquarie, Wilshire and other service providers of the Funds, approved the New Advisory Agreement. In considering the approval of the New Advisory Agreement, the Board considered various factors that they determined were relevant, including the following factors.

Nature, Extent and Quality of Services to be Provided by Wilshire

In considering the nature, extent and quality of the services to be provided by Wilshire, the Board reviewed the portfolio management services to be provided by Wilshire to the Funds, including the quality and continuity of Wilshire’s portfolio management personnel, the resources of Wilshire, and Wilshire’s compliance history and compliance program, including with respect to new services to be performed by Wilshire to the Funds as its investment adviser as compared to being the Funds investment sub-adviser. The Trustees reviewed the terms of the proposed New Advisory Agreement and compared such terms to the Macquarie Advisory Agreement. The Trustees also reviewed Wilshire’s proposed investment and risk management approaches for the Funds. The most recent investment adviser registration form (“Form ADV”) for Wilshire was available to the Board, as was the response of Wilshire to a detailed series of questions which included, among other things, information about the investment advisory services to be provided by Wilshire to the Funds.

The Trustees also considered other services to be provided to the Funds by Wilshire such as selecting broker-dealers for executing portfolio transactions, monitoring adherence to the Funds’ investment restrictions, and monitoring compliance with various Fund policies and procedures and with applicable securities laws and regulations. Based on the factors above, as well as those discussed below, the Board concluded, within the context of its full deliberations, that the nature, extent and quality of the services to be provided to the Funds by Wilshire would be satisfactory.

Investment Performance of the Funds and Wilshire

At the Board Meeting and at the June Board Meeting, the Board was provided with regular reports regarding the Funds’ performance over various time periods, including comparisons of the Funds’ performance to a broad-based index. Representatives from Macquarie and Wilshire provided information regarding and led discussions of factors impacting the performance of the Funds, outlining current market conditions and explaining their expectations and strategies for the future. The Trustees determined that the Funds’ performance was satisfactory. Based on this information, and considering Wilshire was expected to manage the Funds’ portfolios as the Funds’ new investment adviser in materially the same way as it previously managed the Funds’ portfolios as their sub-adviser, the Board concluded, within the context of its full deliberations, that the investment results that Macquarie and Wilshire had been able to achieve for the Funds were sufficient to support approval of the New Advisory Agreement.

Costs of Advisory Services and Economies of Scale

In considering the advisory fee payable by the Funds to Wilshire, the Trustees reviewed, among other things, a report of the proposed advisory fees to be paid to Wilshire. The Trustees noted the proposed advisory fee to be paid to Wilshire is identical to the advisory fee the Funds currently pay to Macquarie. The Trustees also took into account reports at the June Board Meeting, which were prepared by the Funds’ administrator, comparing the Funds’ net and gross expense ratios and advisory fees to those paid by peer groups of funds as classified by Lipper, an independent provider of investment company data. The Board concluded, within the context of its full deliberations, that the advisory fee was reasonable in light of the nature and quality of the services expected to be rendered by Wilshire. The Board also considered Wilshire’s commitment to managing the Funds and its willingness to enter into an expense limitation and fee waiver arrangement with the Funds.

Based on materials available to it at the Board Meeting and at the June Board Meeting, the Trustees reviewed the costs of services provided by and the profits realized by Wilshire from its relationship with the Funds, including both direct benefits and indirect benefits, such as research and brokerage services received under soft dollar arrangements, accruing to Wilshire and its affiliates. The Trustees considered how Wilshire’s profitability was affected by factors such as its organizational structure and methods for allocating expenses. The Trustees concluded that the profit margins of Wilshire with respect to the management of the Funds was not unreasonable. The Trustees discussed with representatives of Wilshire how Wilshire’s profitability may change as the sole investment adviser to the Funds.

The Trustees considered Wilshire’s views relating to economies of scale in connection with the Funds as Fund assets grow and the extent to which the benefits of any such economies of scale are shared with the Funds and Fund shareholders, taking into account the small asset size of the Funds currently. The Board considered the existence of any economies of scale and whether those were passed along to the Funds’ shareholders through a graduated advisory fee schedule or other means, including fee waivers. The Trustees recognized that economies of scale are difficult to identify and quantify and are rarely identifiable on a fund-by-fund basis. Based on this evaluation, the Board concluded that the advisory fees were reasonable in light of the information that was provided to the Trustees by Wilshire with respect to economies of scale.

Approval of the New Advisory Agreement.

Based on the Board’s deliberations and its evaluation of the information described above and other factors and information it believed relevant in the exercise of its reasonable business judgment, the Board, including a majority of the Independent Trustees, with the assistance of Fund counsel and Independent Trustees’ counsel, concluded that the terms of the New Advisory Agreement, including the fees to be paid thereunder, were fair and reasonable and agreed to approve the New Advisory Agreement for an initial term of two years. In its deliberations, the Board did not identify any absence of information as material to its decision, or any particular factor (or conclusion with respect thereto) or single piece of information that was all-important, controlling or determinative of its decision, but considered all of the factors together, and each Trustee may have attributed different weights to the various factors (and conclusions with respect thereto) and information.

Information about Macquarie

If the Proposal is approved by the Funds’ shareholders (subject to certain additional considerations), the Existing Advisory Agreements will be terminated and Macquarie will no longer serve as the investment adviser to the Funds. Macquarie’s principal place of business is 100 Independence, 610 Market Street, Philadelphia, PA 19106. Together, the Adviser and the subsidiaries of Macquarie Management Holdings, Inc. (“MMHI”) manage, as of September 30, 2023, $173.7 billion in assets, including mutual funds, separate accounts, and other investment vehicles. Macquarie is an indirect wholly owned subsidiary of MMH.

Ownership of Fund Shares by Macquarie and its Affiliates

As of the Record Date, MMHI, an affiliate of Macquarie, owned approximately [98%] of the Delaware Wilshire Private Markets Fund’s outstanding voting securities, approximately [100%] of the Delaware Wilshire Private Markets Tender Fund’s outstanding voting securities, and, through its ownership of the Feeder Funds, approximately 99% of the Master Fund’s outstanding voting securities. MMHI intends to vote its shares FOR the Proposal with respect to each Fund. Based on the foregoing direct and indirect voting authority, MMHI has the ability to control whether the Proposal is approved for all Funds.

Information about Wilshire

If the Proposal is approved by the Funds, Wilshire will furnish investment management services to the Funds, subject to the supervision and direction of the Board. Affiliates of Wilshire also manage other investment accounts. In the course of discharging its non-portfolio management duties under the advisory contract, Wilshire may delegate to affiliates certain administrative, non-investment advisory functions. As of December 31, 2023, Wilshire managed approximately $79 billion in assets for individuals (including high net worth individuals), pension and profit-sharing plans, charitable organizations, and corporations and other businesses. Wilshire does not currently manage any other fund with a similar investment objective as that of the Funds.

The names and principal occupations of the principal executive officers of Wilshire are listed below:

Name and Principal Occupation/Title for each executive officer of Wilshire

Name	Position with Wilshire
Andrew Stewart	Chief Executive Officer
Jason Schwarz	Deputy Chief Executive Officer and President
Scott Condron	Chief Operating Officer
Sandy Choi	General Counsel and Chief Operating Officer
Josh Emanuel, CFA	Chief Investment Officer
Emily Brown	Chief Financial Officer
Erin Simpson	Managing Director, Risk and Operations

The address for Wilshire and its principal executive officers is 1299 Ocean Avenue, Suite 700, Santa Monica, California 90401. The parent company for Wilshire is Monica Holdco (US) Inc. and its indirect controlling owners are Monica Guarantor, LP, Monica Intermediate Holdings GP, LLC, and Monica Holdings (Jersey) GP, LP., each with an indirect 100% interest. Motive Monica, LP is an owner of approximately 51% of Monica Holdings (Jersey) GP, LP.

No broker affiliated with Wilshire provided any services to the Funds during the Funds’ most recent fiscal year.

No Trustee or officer of the Funds currently holds any position with Wilshire or its affiliated persons.

Vote Required

The approval of the New Advisory Agreement requires the affirmative vote of a majority of each Fund’s outstanding voting shares. The 1940 Act defines a “majority vote” as the vote of shareholders owning the lesser of (a) 67% or more of the shares present at a meeting of shareholders, if the holders of more than 50% of a fund’s outstanding shares are present or represented by proxy at such meeting; or (b) more than 50% of a fund’s outstanding voting shares.

Each Fund will each vote separately on the Proposal applicable to such Fund. This means that approval of the New Advisory Agreement by shareholders of one Fund is not contingent upon approval of the New Advisory Agreement by shareholders of the other Funds. However, in practice, given that the Feeder Funds own approximately [99%] of the Master Fund and each Feeder Fund is passing through to the Feeder Fund’s own shareholder voting rights with respect to the interest in the Master Fund it holds and voting its Master Fund interest in accordance with the voting instructions of the Feeder Fund’s shareholders, it is unlikely there will be a different result between the Feeder Funds and the Master Fund.

If the New Advisory Agreement is approved by shareholders, the New Advisory Agreement is expected to become effective immediately after the close of business on February 29, 2024.

The Board recommends a vote “FOR” the Proposal.

ADDITIONAL INFORMATION

Service Providers

Delaware Management Company, a series of Macquarie Investment Management Business Trust serves as the Funds’ investment adviser, Wilshire Advisors LLC serves as the Funds’ sub-adviser, SEI Investments Global Funds Services (“SEI”) serves as the Funds’ administrator, SS&C Global Investor & Distribution Solutions, Inc. (“SS&C”) serves as the Funds’ transfer agent, and SEI Investments Distribution Co. (“SIDCo.”) serves as each Feeder Fund’s Distributor. Macquarie is located at 100 Independence, 610 Market Street, Philadelphia, Pennsylvania 19106. Wilshire is located at 1299 Ocean Avenue, Suite 700, Santa Monica, California 90401. SEI is located at One Freedom Valley Drive, Oaks, Pennsylvania 19456. SS&C is located at 333 West 11th Street, Kansas City, MO 64105. SIDCo. is located at One Freedom Valley Drive, Oaks, PA 19456.

U.S. Bank, N.A., with its principal place of business located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, serves as custodian for the securities and cash of the Funds’ portfolios.

Shares Outstanding

As of the Record Date, the Funds have the following number of shares outstanding:

Fund	Shares Outstanding as of the Record Date
Delaware Wilshire Private Markets Master Fund	[●]
Delaware Wilshire Private Markets Fund	[●]
Delaware Wilshire Private Markets Tender Fund	[●]

Each full share entitles its holder to one vote at the Special Meeting. Each Fund’s shareholders will vote separately on the Proposal.

Security Ownership of Certain Beneficial Owners and Management

Except as discussed above under the sub-section “Ownership of Fund Shares by Macquarie and its Affiliates,” the Funds are not aware of any person that, directly or indirectly own, control or hold with the power to vote, 5% or more of the Funds’ outstanding voting securities as of the Record Date.

As of the Record Date, the Trustees and executive officers, as a group, owned less than 1% of the outstanding shares of each Fund.

Quorum, Voting and Adjournment

For each Fund, the presence at the Special Meeting, in person or by proxy, of shareholders holding one-third of the total number of votes eligible to be cast by all shareholders as of the Record Date, shall be necessary and sufficient to constitute a quorum for the transaction of business for that Fund.

In the event that a quorum is not present for a Fund, or if there are insufficient votes to approve a Proposal by the time of the Special Meeting, the proxies or their substitutes may propose that the Special Meeting be adjourned, or the chairperson of the Special Meeting may adjourn the Special Meeting, one or more times to permit further solicitation. Any meeting of shareholders may be adjourned from time to time by a majority of the votes properly cast upon the question of adjourning to a meeting at another date and time, whether or not a quorum is present, and the meeting may be held as adjourned within a reasonable time after the date set forth for the original meeting without further notice. The persons named as proxies will also vote upon any other business that may properly come before the Special Meeting, including any adjournment, in accordance with their judgment.

Effect of Abstentions and Broker Non-Votes. For purposes of determining the presence of a quorum for transacting business at the Special Meeting, abstentions will be treated as present for purposes of determining a quorum. For purposes of determining the approval of the Proposal, abstentions do not count as votes cast with respect to the Proposal. Accordingly, abstentions will have the effect of a vote against the New Advisory Agreement. There are not expected to be any broker non-votes because no voting securities of the Funds are held by brokers or nominees.

Revocation of Proxy. You may revoke your proxy at any time prior to its exercise and vote in person at the Special Meeting. You may revoke your proxy by written notice to the Secretary of the Funds at Delaware Wilshire Private Markets Fund, One Freedom Valley Drive, Oaks, PA 19456. Merely attending the Special Meeting will not revoke a validly given proxy received before the Special Meeting.

Shareholders do not have dissenters’ rights of appraisal in connection with the Proposal. If sufficient proxies are not obtained to approve the Proposal, the Board will consider what other action is appropriate and in the best interests of shareholders.

Method and Cost of Proxy Solicitation

Proxies will be solicited by the Funds primarily by mail and email. The solicitation may also include telephone, facsimile, internet, video or oral communication by certain officers of the Funds or officers or employees of Macquarie, who will not be paid for these services.

Wilshire will bear the costs of preparing, printing, and mailing this Proxy Statement and all other costs incurred in connection with the solicitation of written proxies. Wilshire and Macquarie estimate that the cost of printing and mailing the Proxy Statement and soliciting shareholder proxies will be $[40,000].

Financial Statements and Other Information

The Funds will furnish, without charge, a copy of their annual and semi-annual reports to any shareholder upon request. Requests should be directed to Delaware Wilshire Private Markets Fund, One Freedom Valley Drive, Oaks, PA 19456 (telephone number (855) 520-7711). Those reports are also available on the Funds’ website at https://www.delawarefunds.com/products/delaware-wilshire-private-markets-fund.

Householding of Proxy Materials

The Securities and Exchange Commission (“Commission”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Please note that only one proxy statement or annual report may be delivered to two or more stockholders who share an address, unless the Funds have received instructions to the contrary. To request a separate copy of this proxy statement or annual report or for instructions as to how to request a separate copy of this document or annual report or as to how to request a single copy if multiple copies of this document or annual report are received, stockholders should contact the Funds at the address and phone number set forth below.

Requests should be directed to Delaware Wilshire Private Markets Fund, One Freedom Valley Drive, Oaks, PA 19456 (telephone number: (855) 520-7711). Copies of these documents may also be accessed electronically by means of the Commission’s home webpage at www.sec.gov.

Future Meetings; Shareholder Proposals

The Funds’ agreement and declaration of trust, and by-laws, as each may be amended from time to time, do not provide for annual meetings of shareholders, and the Funds do not currently intend to hold such meetings in the future. Shareholder proposal for inclusion in a proxy statement for any subsequent meeting of the Funds’ shareholders must be received by the Funds a reasonable period of time prior to any such meeting.

APPENDIX A

NEW ADVISORY AGREEMENT